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                                  EXHIBIT 99.1

Contact:
Mintie Das
Investor Relations
webADTV.com
612.925.8895
mdas@webadtv.com

For Immediate Release


         WEBADTV.COM ANNOUNCES LETTER OF INTENT TO ACQUIRE COSMIC INVENTIONS Acquisition to Enhance webADTV's Online Digital Suite of Tools for the Advertising Industry

         MINNEAPOLIS, JUNE 22, 2000--webADTV.com(sm), Inc. ("webADTV"), a subsidiary of iNTELEFILM(sm) (Nasdaq: FILM) announced today that it has signed a letter of intent to acquire Cosmic Inventions LLC, creators of revolutionary product Spot Rocket and Digiexpress.

         webADTV anticipates the acquisition of Cosmic Inventions, a subsidiary of Post Production Services ("PPS") to be consummated in July 2000.

         Spot Rocket, the leading product designed by Cosmic Inventions facilitates the transmittal of approval quality video, CD-quality audio tracks, animatics, photographs, story boards, animations and various multimedia components. By using Spot Rocket's innovative technology, creative teams are able to make on-the-spot decisions and "rocket" them to and from destinations utilizing a computer, MPEG compression technology, ISDN phone lines and standard video equipment resulting in efficiency and elimination of costly production errors, travel expenses and last minute revisions.

         Cosmic Inventions most recent development is Digiexpress, the sister solution to Spot Rocket. Digiexpress is an interpreter program also known as a wraparound FTP based application enabling simplified delivery and receiving of large files via standard e-mail addressing.


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         "We are pleased to be in a position to capitalize on acquisition opportunities such as this with Cosmic Inventions," said webADTV Chief Executive Officer and President James G. Gilbertson. "We have been working with them for a period of time and are excited to bring them into our webADTV family. Cosmic Inventions is a creative leader in designing resourceful products that push the limits of today's technology. We continue to look for growth opportunities that expand upon our commitment to creating an online digital suite of tools that service the needs of the advertising agency industry."

ABOUT WEBADTV.COM
webADTV is the online digital suite of tools that will web enable all aspects of the global advertising process from conception of the media campaign, production, placement and fulfillment. By providing a series of productivity features and a wide array of e-commerce solutions designed for transactions within the advertising community, webADTV will enhance and streamline the business process for advertising agencies and their clients. webADTV intends to seek additional acquisitions in connection with its online digital suite of tools.

ABOUT PPS
PPS, Inc., founded in 1981, is a full service digital communications company providing a comprehensive range of support for the telecommunications industry including High Definition television production and post production, film to tape transfer and color correction, editorial, graphics, animation, and all aspects of new media production. For more information about PPS, Inc., contact David Phillippi, (513) 621-6677, davidp@pps-inc.com or via the web at www.pps-inc.com.

Certain statements made in this press release of a non-historical nature constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1985. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the Company's Form 10KSB Report as filed for year ended December 31, 1999 with the Securities and Exchange Commission.


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